EXHIBIT 99.1

Company Contact:	Financial Dynamics:
Dick Anderson	Julie Huang (investors)
Chief Financial Officer	Robert Stanislaro (media)
661-775-5302	212-850-5600
danderson@mannkindcorp.com	mnkd@fd-us.com
MannKind Corporation Reports Second Quarter Financial Results
Company to Host Conference Call at 8:00 a.m. EDT
VALENCIA, Calif., August 3, 2006 — MannKind Corporation (Nasdaq: MNKD) today reported financial results for the second quarter and six months ended June 30, 2006.
For the second quarter of 2006, total operating expenses were $55.8 million, compared with $27.6 million for the second quarter of 2005. Research and development (R&D) expenses increased by $21.7 million to $45.3 million, primarily due to increased costs associated with the Company’s expanded clinical trials and related support for its Technosphere(R) Insulin program. General and administrative (G&A) expenses increased by $6.5 million to $10.5 million primarily due to an increase in stock compensation expense and increased consulting and various other general and administrative expenses, such as legal and accounting fees.
For the first six months of 2006, operating expenses totaled $100.9 million, compared with $50.2 million in the first half of 2005. R&D expenses were $81.3 million, up $39.0 million, again primarily related to the expansion of clinical trials of MannKind’s Technosphere(R) Insulin program. G&A expenses increased by $11.7 million to $19.6 million for the first half of 2006 primarily related to increased stock compensation expense, compensation and other employee related costs and increased legal, accounting and consulting fees.
The net loss applicable to common stockholders for the second quarter of 2006 was $54.8 million, or $1.10 per share based on 49.6 million shares outstanding, compared with a net loss applicable to common stockholders of $27.2 million, or $0.83 per share based on 32.8 million shares outstanding, for the second quarter of 2005.

The net loss applicable to common stockholders for the first half of 2006 was $98.3 million, or $1.98 per share based on 49.7 million shares outstanding, compared with a net loss applicable to common stockholders of $49.3 million, or $1.50 per share based on 32.8 million shares outstanding, for the first half of 2005.
Cash, cash equivalents and marketable securities were $50.9 million at June 30, 2006 and $102.6 million at March 31, 2006.
“During the second quarter of this year, MannKind announced additional data on our lead investigational compound, Technosphere(R) Insulin, and its novel effect on the treatment of diabetes,” stated Alfred Mann, Chairman and Chief Executive Officer of MannKind Corporation. “Importantly, Study 101 demonstrated that patients with Type 1 diabetes who switched from meal time rapid acting insulin analog injections to Technosphere(R) Insulin achieved comparable levels of control in HbA1c and superior effects on post prandial glucose excursions. We plan to present data from our Phase 3 results from Study 014 at the European Association for the Study of Diabetes in September. During the second quarter, we also initiated an additional major Phase 3 trial, Study 103. Overall, we believe this has been another strong period for the continuous advancement of Technosphere(R) Insulin.”
MannKind also announced today that it has entered into a loan agreement with Mr. Mann under which the Company may borrow up to $150 million and has initiated the first borrowing under that agreement in the amount of $50 million.
Conference Call
MannKind management will host a conference call to discuss these results today at 8:00 a.m. Eastern Daylight Time. To participate in the call please dial (888) 566-5775 or listen to the call on the Internet at www.mannkindcorp.com. A telephone replay will be accessible until August 10, 2006 by dialing (800) 884-1524. The web site replay can be accessed at www.mannkindcorp.com and will be available for fourteen days.
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. The Company is currently in phase 3 clinical trials of its lead product, the Technosphere(R) Insulin System, in the U.S. and Europe to study its potential for the treatment of diabetes. For more information on MannKind Corporation and its technology, visit www.mannkindcorp.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to MannKind’s clinical trials and product candidates that involve risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, the risk that future safety and efficacy studies may not confirm our past clinical results, intellectual property matters, difficulties or delays in seeking or obtaining regulatory approval, manufacturing the Company’s lead product candidate, competition from other pharmaceutical or biotechnology companies, the Company’s ability to enter into any collaborations or strategic partnerships or obtain additional financing to support the Company’s operations, the Company’s ability to meet milestones and other risks detailed in MannKind’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2005 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this news release.
(Tables to follow)

MannKind Corporation
Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Revenue	$—	$—	$100	$—

Operating expenses:
Research and development	45,321	23,596	81,271	42,292
General and administrative	10,456	3,971	19,594	7,922

Total operating expenses	55,777	27,567	100,865	50,214

Loss from operations	(55,777)	(27,567)	(100,765)	(50,214)
Other income	59	7	109	21
Interest income	971	405	2,351	877

Loss before provision for income taxes	(54,747)	(27,155)	(98,305)	(49,316)
Income taxes	(4)	—	(5)	(1)

Net loss applicable to common stockholders	$(54,751)	$(27,155)	$(98,310)	$(49,317)

Net loss per share applicable to common stockholders — basic and diluted	$(1.10)	$(0.83)	$(1.98)	$(1.50)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	49,638	32,777	49,712	32,771

MannKind Corporation

Condensed Balance Sheet
(Unaudited)
(in thousands)

	June 30,	December 31,
Assets	2006	2005
Current assets:
Cash and cash equivalents	$27,056	$56,037
Marketable securities	23,800	89,597
State research and development tax credit exchange receivable – current	1,043	1,194
Prepaid expenses and other current assets	6,952	3,044

Total current assets	58,851	149,872
Property and equipment – net	83,190	76,183
State research and development tax credit exchange receivable - net of current portion	2,250	2,031
Other assets	288	285

Total	$144,579	$228,371

Liabilities and Stockholders’ Equity

Current liabilities	$27,134	$21,365
Other liabilities	24	29
Stockholders’ equity	117,421	206,977

Total	$144,579	$228,371

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